(Exhibit 10.8)

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                        PURCHASE AND ASSUMPTION AGREEMENT

                                   dated as of

                                December 6, 2001

                                     between

                             CALIFORNIA BANK & TRUST

                                       and

                               PACIFIC STATE BANK

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                                TABLE OF CONTENTS

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ARTICLE 1 CERTAIN DEFINITIONS
         1.1      Certain Definitions..........................................1
         1.2      Accounting Terms.............................................7
         1.3      Interpretation...............................................8

ARTICLE 2 THE P&A TRANSACTION
         2.1      Purchase and Sale of Assets..................................8
         2.2      Assumption of Liabilities....................................8
         2.3      Purchase Price...............................................9
         2.4      Assumption of IRA Account Deposits...........................9
         2.5      Sale and Transfer of Servicing and Escrows...................9
         2.6      Sale of Offered Loans.......................................10

ARTICLE 3 CLOSING PROCEDURE; ADJUSTMENTS
         3.1      Closing.....................................................10
         3.2      Payment at Closing..........................................10
         3.3      Adjustment of Purchase Price................................11
         3.4      Allocation of Purchase Price................................12
         3.5      Proration; Other Closing Date Adjustments...................12
         3.6      Seller Deliveries...........................................13
         3.7      Buyer Deliveries............................................13
         3.8      Delivery of the Loan Documents..............................14
         3.9      Collateral Assignments and Filing...........................14

ARTICLE 4 TRANSITIONAL MATTERS
         4.1      Transitional Arrangements...................................14
         4.2      Notices to Customers........................................15
         4.3      Direct Deposits.............................................16
         4.4      Direct Debit................................................17
         4.5      Escheatable Deposits........................................17
         4.6      Maintenance of Records......................................17
         4.7      Interest Reporting and Withholding..........................17
         4.8      ATM/Debit Cards.............................................18
         4.9      Data Processing Conversion for the Branch
                  and Handling of Certain Items...............................19
         4.10     Information Regarding Mortgage Loans........................20
         4.11     Employee Training...........................................20
         4.12     Post-Closing Servicing Arrangements.........................20
         4.13     Notices to Obligors on Loans................................20


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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
         5.1      Corporate Organization and Authority........................21
         5.2      No Conflicts................................................21
         5.3      Approvals and Consents......................................21
         5.4      Litigation and Undisclosed Liabilities......................21
         5.5      Regulatory Matters..........................................22
         5.6      Compliance With Laws........................................22
         5.7      Loans.......................................................22
         5.8      Financial and Deposit Data..................................23
         5.9      Records.....................................................23
         5.10     Deposits....................................................23
         5.11     Brokers' Fees...............................................23
         5.12     IRAs........................................................23
         5.13     Absence of Certain Changes, Etc.............................23
         5.14     Assumed Deposit Liabilities.................................23
         5.15     Limitations on Representations and Warranties...............24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER
         6.1      Corporate Organization and Authority........................24
         6.2      No Conflicts................................................24
         6.3      Approvals and Consents......................................25
         6.4      Regulatory Matters..........................................25
         6.5      Litigation and Undisclosed Liabilities......................25
         6.6      Continuing Operations.......................................26
         6.7      Financing Available.........................................26
         6.8      Brokers' Fees...............................................26

ARTICLE 7 COVENANTS OF THE PARTIES
         7.1      Activity in the Ordinary Course.............................26
         7.2      Access and Confidentiality..................................27
         7.3      Regulatory Approvals........................................28
         7.4      Efforts to Consummate; Further Assurances...................28
         7.5      Solicitation of Accounts....................................28
         7.6      Servicing Prior to Closing Date.............................29

ARTICLE 8 TAXES AND EMPLOYEE BENEFITS
         8.1      Tax Representations.........................................29
         8.2      Sales and Transfer Taxes....................................29
         8.3      Information Returns.........................................30
         8.4      Payment of Amount Due under Article 8.......................30
         8.5      Assistance and Cooperation..................................30
         8.6      Transferred Employees.......................................30
         8.7      Employees...................................................33

ARTICLE 9 CONDITIONS TO CLOSING


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         9.1      Conditions to Obligations of Buyer..........................33
         9.2      Conditions to Obligations of Seller.........................34

ARTICLE 10 TERMINAT1ION
         10.1     Termination.................................................34
         10.2     Effect of Termination.......................................35

ARTICLE 11 WAIVER OF WARRANTIES
         11.1     AS-IS Sale; Waiver of Warranties............................35

ARTICLE 12 MISCELLANEOUS
         12.1     Survival....................................................35
         12.2     Assignment..................................................36
         12.3     Binding Effect..............................................36
         12.4     Public Notice...............................................36
         12.5     Notices.....................................................36
         12.6     Expenses....................................................37
         12.7     Governing Law...............................................37
         12.8     Entire Agreement; Amendments................................37
         12.9     Third Party Beneficiaries...................................37
         12.10    Counterparts................................................37
         12.11    Headings....................................................37
         12.12    Consent to Jurisdiction; Waiver of Jury Trial...............37
         12.13    Severability................................................38


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                                List of Schedules

Schedule 1.1(a)     Branch Employees

Schedule 1.1(b)     Other Loans

Schedule 3.6(a)     Form of Bill of Sale

Schedule 3.6(b)     Form of Assignment, Assumption and Acceptance Agreement

Schedule 3.6(c)     Form of Certificate of Officer [Buyer]

Schedule 3.7(c)     Form of Certificate of Officer [Seller]

Schedule 5.4        Litigation and Undisclosed Liabilities

Schedule 5.10       Deposits - compliance with Laws and Contracts

Schedule 5.12       IRA Accounts

      PURCHASE AND ASSUMPTION AGREEMENT, dated as of December 6, 2001 (this "Agreement"), between California Bank & Trust, a California banking corporation, ("Seller") and Pacific State Bank, a California banking corporation ("Buyer").

                                    RECITALS

            A. Seller is a bank, organized under the laws of the State of California, with its principal office located in San Diego, CA;

            B. Buyer is a bank, organized under the laws of the State of California, with its principal office located in Stockton, CA;

            C. Seller maintains a branch located at 4603 North Pershing Avenue, Stockton (the "Branch");

            D. Buyer wishes to purchase certain of the assets and assume certain of the liabilities of the Branch and Seller is willing to sell and transfer the same upon the terms and subject to the conditions hereinafter set forth (the "P & A Transaction"); and

            E. Buyer intends to continue providing retail and business banking services in the geographic regions served by the Branch.

            NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

            1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

            "Accrued Interest" means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

            "ACH Direct Deposit Cut-Off Date" has the meaning set forth in
      Section 4.3.

            "Adjusted Payment Amount" has the meaning set forth in Section 3.3.

            "Adjustment Date" has the meaning set forth in Section 3.3.

            "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

            "Agreement" means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.8.

            "Allocation Statement" has the meaning set forth in Section 3.4.

            "Assets" has the meaning set forth in Section 2.1.

            "Assignment, Assumption and Acceptance Agreement" has the meaning set forth in Section 3.6(b).

            "ATM" means the automatic teller machine located at the Branch.

            Branch Employees" means the employees of the Seller working at the Branch at the Closing Date (including, without limitation, those employees who on the Closing Date are on medical leave, family leave, military leave or personal or pregnancy leave and who are eligible for reinstatement under Seller's policies), subject to any transfers permitted pursuant to
      Section 7.1. As of the date hereof the Branch Employees are set forth on
      Schedule 1.1(a) hereto.

            "Branch-Related Employees" means the employees of Seller, other than Branch Employees, at the Closing Date (including, without limitation, those employees who on the Closing Date are on medical leave, family leave, military leave or personal or pregnancy leave and who are eligible for reinstatement under Seller's policies), involved in Branch management, administration and operations or small business or commercial lending, as shall be designated by Seller from time to time hereafter in writing to Buyer for possible interviews for employment with Buyer.

            "Burdensome Condition" has the meaning set forth in Section 9.1(a).

            "Business Day" means a day on which banks are generally open for business and which is not a Saturday or Sunday.

            "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at the Branch but does not include any cash held in customer safe deposit boxes.

            "Closing" and "Closing Date" refer to the closing of the P&A Transaction, which is to be held at such time and date as provided in
      Article 3 hereof.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Deposit-Related Loans" means all loans secured by a Deposit as of the close of business on the Closing Date that are linked to an open account and are not sixty (60) or more days delinquent as of the Closing Date.


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

            "Deposit(s)" means deposit liabilities with respect to deposit accounts booked by Seller at the Branch, as of the close of business on the day prior to the Closing Date, which constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1813, including collected and uncollected deposits and Accrued Interest, but excluding (a) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than account deposit liabilities); (b) deposit liabilities with respect to accounts booked by Seller at the Branch for which Seller serves as guardian or custodian (other than IRA Account deposit liabilities); (c) Excluded IRA Account Deposits, and (d) any other deposit liabilities which, by law or contract (including the terms of any relevant deposit agreement), either Buyer is not permitted to assume or Seller is not permitted to transfer or otherwise dispose of.

            "Draft Closing Statement" means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) business day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

            "Employees" means, collectively, the Branch Employees and the Branch-Related Employees.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escheatable Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branch which would become subject to escheat, in the calendar year in which the Closing occurs, pursuant to applicable escheat and unclaimed property laws in the absence of further contact by the holder of the Deposit or its representative.

            "Estimated Payment Amount" has the meaning set forth in Section 3.2.

            "Estimated Purchase Price" means the Purchase Price as set forth on the Draft Closing Statement.

            "Excluded IRA Deposits" means those IRAs described in Section 2.4.

            "FDIA" means the Federal Deposit Insurance Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.


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            "Federal Reserve Board" means the Board of Governors of the Federal
      Reserve System.

            "FedWire Direct Deposit Cut-off Date" has the meaning set forth in
      Section 4.3.

            "Final Closing Statement" means a final closing statement, prepared by Seller, in consultation with Buyer, as of the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

            "IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the Code or as a 457 Plan within the meaning of Section 457 of the Code.

            "IRS" means the Internal Revenue Service.

            "Liabilities" has the meaning set forth in Section 2.2.

            "Lien" means any lien, claim, security interest, charge, encumbrance, option, special assessment or adverse claim, except for (i) statutory liens securing payments not yet due, (ii) obligations relating to Escheat Deposits, and (iii) such imperfections of title as do not materially and adversely affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

            "Loans" means any (i) Offered Loans that Buyer has not declined to purchase pursuant to Section 2.6(a) and excluding any Offered Loans that the Buyer has so declined to purchase, and (ii) Offered Loans that Buyer has elected to purchase pursuant to Section 2.6.

            "Loan Documents" means all documents with respect to a Loan and an Offered Loan, including, without limitation, notes, security agreements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

            "Loan Value" means, with respect to a Loan or an Offered Loan and as of a date, the unpaid principal balance of any such loan plus Accrued Interest thereon, net of the interest in such loan of any participant or buyer in a securitization, as of such date.

            "Material Adverse Effect" means (a) with respect to Seller or Buyer, a material adverse effect on the business or direct economic results of operations of the Branch, taken as a whole, or on the ability of Seller timely to consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform any of its financial or other obligations under this Agreement, including the ability of Buyer timely to consummate the P&A Transaction contemplated by this Agreement. In determining whether there has occurred


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      a Material Adverse Effect there shall be excluded the effect of any change in Federal or state banking laws or regulations, any change in GAAP or regulatory accounting principles, any adverse change in general economic conditions, including without limitation the interest rate environment, or any change in the local depository institution industry generally.

            "Mortgage Loan" means a loan that is 100% owned by Seller and secured by a first mortgage on 1-4 family residential real property.

            "Offered Loans" means all loans located at the Branch, excluding in each case the interest of any participants in such loans and excluding any such loans which have been the subject of securitizations (in each case, as heretofore disclosed in writing to Buyer by Seller), plus those Loans that are (i) Other Loans or (ii) are originated from the Branch and are made between the date of this Agreement and the Closing Date.

            "Order" has the meaning set forth in Section 9.1(c).

            "Other Loans" means the loans to the borrowers described on Schedule 1.1(b) to be attached hereto, which may include commitments to make loans and loans already boarded, but remain unfunded.

            "Overdraft Loans" means unsecured overdraft loans, including negotiable order of withdrawal line of credit accounts, relating to the Deposits, as of the close of business on the Closing Date, plus accrued interest, which do not exceed the applicable credit limit, are linked to an open account and are not sixty (60) or more days delinquent as of the Closing Date.

            "Purchase Price" has the meaning set forth in Section 2.3.

            "Records" means all records and original documents in Seller's possession that pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branch (including all records for closed accounts located in the Branch and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, regarding the Assets, or the Deposits, including all such records maintained on electronic or magnetic media in the electronic data base system of Seller reasonably accessible by the Branch, or to comply with applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.

            "Regulatory Approvals" means all approvals, authorizations, waivers or consents of or notices to any governmental agencies or authorities required for or in connection with consummation of the P&A Transaction.

            "Safe Deposit Boxes" means the safe deposit boxes located in the Branch.

            "Safe Deposit Agreements" means the agreements relating to the Safe Deposit Boxes.


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

            "Seller's knowledge" or other similar phrases means information that is actually known to any officer of Seller who holds the title of Senior Vice President or above and has responsibility with respect to management of operations conducted at the Branch or that is actually known to any officer of Seller who has responsibility with respect to the Branch, this Agreement and the transactions contemplated hereby.

            "Tax Returns" means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

            "Taxes" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

            "Transaction Account" means any account at the Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

            "Transferred Employees" means Employees who accept offers of employment from Buyer or an Affiliate of Buyer as contemplated by Section 8.6.

            "Treasury Regulations" means any and all regulations promulgated under the Code.

            "UCC" means the Uniform Commercial Code in effect in the State of California.

            1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America ("GAAP").

            1.3 Interpretation. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other reference is clearly indicated. In this Agreement, unless the context otherwise requires, (i) words describing the singular number shall include the plural and vice versa, (ii) words denoting any gender shall include all genders and (iii) the word "including" shall mean "including without limitation." The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.


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

                                    ARTICLE 2

                               THE P&A TRANSACTION

            2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the "Assets"):

                  (i)   Cash on Hand;

                  (ii) the Loans, and the servicing rights related thereto pursuant to Section 2.5;

                  (iii) the Safe Deposit Boxes;

                  (iv)  the ATM; and

                  (iv)  the Records.

            (a) Notwithstanding anything to the contrary in this Agreement, Buyer shall not acquire hereunder any right to the use of any trade name, trademark or service mark, if any, of Seller or any of its Affiliates; provided, however, Buyer may use Seller's name in notices and communication with customers of the Branch informing them of the purchase and other matters relevant to the P & A Transaction.

            2.2 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume, and agree to pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the "Liabilities"):

                  (i) the Deposits, including the IRA Accounts to the extent contemplated by Section 2.4;

                  (ii)  the Safe Deposit Agreements;

                  (iii) the Loans, and the servicing of Loans pursuant to
                        Section 2.5;

            (a) Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller's Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities.

            2.3 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be the sum of:


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

            (a) An amount equal to 5% of the average daily balances of Deposits (subject to adjustment as provided in Section 3.3 hereof) of the Branch for the 10 Business Days ending on the Business Day prior to the Closing Date;

            (b) The aggregate amount of Cash on Hand as of the Closing Date;

            (c) The aggregate Loan Value of the Loans as of the close of business on the Closing Date.

            2.4 Assumption of IRA Account Deposits. With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Buyer, Buyer will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

            If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to retain deposit liabilities in respect of an IRA Account, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA Account Deposits."

            2.5 Sale and Transfer of Servicing and Escrows. The Loans shall be sold on a servicing released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans on and after the Closing Date will be assumed by Buyer. Seller shall be discharged and indemnified by Buyer from all liability with respect to servicing of the Loans after the Closing Date and Buyer shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.

            (a) As of the close of business on the Closing Date, Buyer will assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of Mortgage Loans as such obligations may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable mortgagor. On or before the fifth (5th) Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Buyer all funds held in escrow that were collected and received pursuant to a Mortgage Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date plus any Accrued Interest. Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to Mortgage Loans.

            2.6 Sale of Offered Loans. Loan files and related records shall be delivered to Buyer at Closing. The loan files shall contain all of the Loan Documents with respect to the Offered Loans. For a period of sixty (60) days from the date of delivery, Buyer shall review the loan files and shall have the right during that time, to decline to purchase any Offered Loans. Buyer shall deliver to Seller, no later than sixty (60) days after delivery, a written notice identifying such Offered Loans which it declines to purchase and irrevocably stating its election not to purchase such Offered Loans, whereupon Seller shall repurchase the rejected loan(s).

            (a) In addition, with respect to Offered Loans which are originated in the Branch from the date of this Agreement to the Closing Date, Buyer shall have the right once a month (and on the fourth Business Day prior to the Closing
Date) to review for a two Business Day period (i) the underwriting practices relating to such Offered Loans originated in the preceding month (or portion thereof in the month in which the Closing Date occurs), (ii) any Offered Loans underwritten on an "exception" basis during such period and (iii) the Loan Documents with respect to each of the Offered Loans originated during such period with a principal amount, or commitment therefor, in excess of $50,000, and shall have the right, but not the obligation, to elect to purchase at the Loan Value thereof, any or all of such Offered Loans, provided that such election is made within two Business Days of such review period.

            (b) Seller agrees to respond promptly to Buyer's reasonable requests for additional information with respect to the Offered Loans.

                                    ARTICLE 3

                         CLOSING PROCEDURE; ADJUSTMENTS

            3.1 Closing. The Closing will be held at the March Lane office of Pacific State Bank or such other place as may be agreed to by the parties.

            (a) The Closing shall be at 10:00 A.M. California time (which Closing will be effective as of the close of business in local time on the Closing Date) on the Friday next following the seventh (7th) Business Day after receipt of all Regulatory Approvals and the expiration of all applicable waiting periods unless otherwise agreed to by the parties.

            3.2 Payment at Closing. At Closing, Seller shall pay to Buyer the amount by which the aggregate balance (including Accrued Interest) of the Deposits exceeds the Estimated Purchase Price (the "Estimated Payment Amount") or, Buyer shall pay to Seller the amount by which the Estimated Purchase Price exceeds the aggregate balance (including Accrued Interest) of the Deposits, each as set forth on the Draft Closing Statement as agreed upon between Seller and Buyer.

            (a) Subject to Regulatory Approval, Buyer may pay the Purchase Price in the following manner:

                  (1) At the option of Seller, Buyer shall transfer to Seller up to and not more than 37,000 shares (the "Shares") of the common stock of the Buyer ("Common Stock") which, for purposes of such transfer, shall be valued at $13.00 per share. This option of Seller may be exercised whether or not the Estimate Payment Amount is owed by Seller or Buyer.

                  (2) The remainder of the Purchase Price, if any, and all of the Purchase Price if Seller shall elect not to accept Common Stock as described in paragraph (1) above, shall be paid in cash.


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

            (b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Buyer, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 11:00 A.M. California time on the date of payment. If any payment to be made hereunder on the Closing Date (or any other date) shall not be made on or before 11:00 A.M. California time on such date, and the amount thereof shall have been agreed to in writing by the parties at the Closing Date (or such other payment date), the party responsible therefor may make such payment on or before 11:00 A.M. California time on the next Business Day together with interest thereon at the Federal Funds Rate applicable from the Closing Date (or such other payment date) to the date such payment is actually made, which in no event shall be later than the fifth (5th) Business Day after such payment was due.

            (c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

            3.3 Adjustment of Purchase Price. On or before 12:00 noon on the sixtieth (60th) day following the Closing Date (the "Adjustment Date"), Seller shall deliver to Buyer the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Buyer to enable it to verify the amounts set forth in the Final Closing Statement. The Final Closing Statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate amount of Deposits (including Accrued Interest) shown on the Final Closing Statement differs from the Estimated Purchase Price, including the aggregate Loan Value for all Offered Loans being purchased pursuant to Section 2.6. The Final Closing Statement shall also reflect the amount of the Escheatable Deposits listed in the record furnished to Buyer pursuant to Section 4.5 and the amount of the average daily balance of the Deposits to which the percentage specified in Section 2.3(a) shall be applied shall be reduced by the average amount of such Escheatable Deposits during the applicable ten (10) Business Day period.

            (a) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Buyer of the Final Closing Statement, Buyer shall notify the Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by an independent accounting firm selected by mutual agreement between Seller and Buyer; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Buyer. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Buyer.

            (b) Any amounts due under this Section 3.3 shall bear interest at the Federal

Funds rate from the date of calculation until payment.

            3.4 Allocation of Purchase Price. Buyer and Seller agree that upon final determination of the Purchase Price, the Purchase Price shall be allocated in a manner as determined by Buyer subject to Seller's consent (which consent shall not be unreasonably withheld or delayed), after taking into account the applicable Treasury Regulations and the fair market value of such items, to be set forth in a statement, dated the Adjustment Date (the "Allocation Statement"), prepared by Buyer.

            (a) Buyer and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

            (b) If any Tax Return filed by Buyer or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such Tax Return was filed on the basis of the allocation set forth in the Allocation Statement, as finally adjusted, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party; provided, however, that at any time such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

            3.5 Proration; Other Closing Date Adjustments. Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the business of the Branch for its own account until the close of business on the Closing Date, and that Buyer shall hold the Assets and assume the Liabilities for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the close of business on the Closing Date, and settled between Seller and Buyer as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

            (a) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation, (i) FDIC deposit insurance assessments; (ii) trustee or custodian fees on IRA Accounts; and (iii) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date. Unused safe deposit rental amounts shall not be prorated.

            3.6 Seller Deliveries. At or prior to the Closing, Seller shall deliver to Buyer:

            (a) A bill of sale, in substantially the form of Schedule 3.6(a);

            (b) An assignment, assumption and acceptance agreement, in substantially the form of Schedule 3.6(b), with respect to the Liabilities (the "Assignment, Assumption and Acceptance Agreement");

            (c) An Officer's Certificate in substantially the form of Schedule 3.6(c);

            (d) An opinion of Seller's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer substantially to the effect that:
(i) Seller is a bank, duly organized and validly existing under the laws of the state California, with all requisite corporate power and authority to execute, deliver and perform this Agreement; (ii) all Regulatory Approvals required to have been obtained by Seller or its Affiliates have been obtained and are in full force and effect and (iii) this Agreement has been duly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) is a valid and legally binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

            (e) The Draft Closing Statement due 3 days before Closing;

            (f) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA Account included in the Deposits and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by
Section 2.4; and

            (g) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

            3.7 Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:

            (a) The Assignment and Assumption Agreement;

            (b) Buyer's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

            (c) An Officer's Certificate in the form of Schedule 3.7(c) attached hereto;

            (d) An opinion of Buyer's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller, substantially to the effect that (i) Buyer is a banking corporation, duly organized and validly existing under the laws of California with all requisite corporate power and authority to execute, deliver and perform this Agreement; (ii) all Regulatory Approvals required to have been obtained by Buyer or its Affiliates have been obtained and are in full force and effect; and (iii) this Agreement has been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) is a valid and legally binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

            (e) Such other documents as the parties determine are reasonably necessary to consummate the P & A Transaction contemplated hereby.

            3.8 Delivery of the Loan Documents. In connection with the sale hereunder, at the Closing Date, Seller shall deliver to Buyer or its designee the Loan Documents actually in the possession of Seller and shall advise Buyer of the location of any such documents not in Seller's possession. Seller makes no representation or warranty to Buyer regarding the condition of the Loan Documents or any single document included therein, or Seller's interest in any collateral securing any Loan, except as specifically set forth herein at Section 5.7.

            (a) Promptly upon the execution of this Agreement, Buyer shall provide Seller the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Seller will complete such endorsements and deliver them within sixty (60) days after Closing. Buyer further acknowledges and agrees that Seller may execute or endorse any Loan Document by way of facsimile signature.

            3.9 Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Buyer to enable Buyer to obtain the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Buyer or its designated assignee as secured party, which lien or security interest shall have the same priority as that reflected on the Seller's records. Any such action shall be at the sole expense of Buyer, and Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred in connection therewith.

                                    ARTICLE 4

                              TRANSITIONAL MATTERS

            4.1 Transitional Arrangements. Seller and Buyer agree to cooperate and to proceed as follows to effect the conversion of data processing responsibility for the business of the Branch:

            (a) Not later than twenty (20) days after the signing of this Agreement, Seller will meet with Buyer to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, including, without limitation, conversion sample files, procedures and schedules, for the transfer of the data processing responsibility from Seller. Buyer shall have responsibility for all product mapping and the creation of all conversion programs and procedures but Seller will provide qualified personnel to reasonably consult and confer with Buyer to facilitate this process.

            (b) Not later than forty-five (45) days after the date of this Agreement, Seller shall deliver to Buyer the specifications and conversion sample files. Seller shall have no obligation to furnish Buyer with any customer information other than that which is necessary for purposes of the P & A Transaction.

            (c) From time to time prior to the Closing, after Buyer has tested and confirmed the conversion sample files, Buyer may request and Seller shall provide reasonable additional file-related information, including, without limitation, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans.

            (d) Not later than sixty (60) days after the date of this Agreement, Seller shall provide Buyer with (i) files of all applicable Check/Savings/Signatures that Seller has for the Deposits and related special instructions and (ii) name/address and account information on all products related to the Deposits, including, without limitation, Safe Deposit Box accounting, cash management services, telephone bill payments, PC banking, payroll customers and account analysis.

            (e) Upon the reasonable request of Buyer, Seller will cooperate with Buyer and will make available from time to time prior to the Closing Date, a reasonable number of technical personnel including business analysts and product specialists for consultation with Buyer concerning the matters referred to in the foregoing provisions of this Section 4.1.

            4.2 Notices to Customers. Not later than thirty (30) days prior to the Closing Date (unless earlier required by law), (i) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Buyer will be assuming liability for such Deposits; (ii) each of Seller and Buyer shall provide, or join in providing where appropriate, all notices to customers of the Branch and other persons that Seller or Buyer, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; and (iii) following or concurrently with the notice referred to in clause (i) above, Buyer may communicate with and deliver information, brochures, bulletins and other communications to depositors and other customers of the Branch concerning the P&A Transaction and the business of Buyer. A party proposing to send or publish any notice or communication pursuant to any paragraph of this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least ten (10) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer.

            (a) Following the giving of any notice described above, Buyer and Seller shall deliver to each new customer of the Branch such notice or notices as may be reasonably necessary to notify such new customers of Buyer's pending assumption of liability for the Deposits and to comply with applicable law. The cost of such notices shall be paid by Buyer. At any time after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), within five (5) Business Days following any request by Buyer, Seller will provide Buyer with data processing records in Seller's standard file format containing full account information, including access/debit card information and complete mailing addresses for each of the depositors of the Deposits as of a recent date, and upon reasonable request shall provide an updated version of such records; provided, however, that Seller shall not be obligated to provide such updated records more than three times, unless the same are unreadable (in which event additional copies of the records shall be provided to Buyer).

            (b) Notwithstanding any provision to the contrary contained herein, neither Buyer nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark, trade name or other proprietary mark of Seller.

            4.3 Direct Deposits. Seller will use all reasonable efforts to transfer to Buyer not later than the Closing Date all of those automated clearing house and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Buyer a listing in a format mutually agreed upon by the parties of all such direct deposit records which Seller, in the exercise of all reasonable efforts, is able to identify. On each Business Day for a period of one hundred twenty (120) days following the Closing, in the case of automated clearing house direct deposits to accounts containing Deposits (the final Business Day of such period being the "ACH Direct Deposit Cut-Off Date"), Seller shall, as soon as practicable, but in any event no less than twice daily and no later than 8:00 A.M., local time, of each Business Day for same day settlement, and no later than 8:00 P.M., local time, of each Business Day for settlement on the following Business Day, remit and transfer to Buyer all ACH direct deposits intended for accounts constituting Deposits. On each Business Day, for a period of 120 days following the Closing Date, in the case of FedWire direct deposits to accounts constituting Deposits (the final Business Day of such period being the "FedWire Direct Deposit Cut-Off Date"), Seller shall, as soon as practicable, but in any event, no later than 12:00 noon, local time, of each Business Day following the date of receipt thereof, remit and transfer to Buyer all FedWire direct deposits intended for accounts constituting Deposits. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Buyer on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the rules established by the United States Council on International Banking. After the applicable Direct Deposit Cut-off Date, Seller may discontinue accepting and forwarding automated clearing house and FedWire entries and funds and return such direct deposits to the originators marked "Account Transferred." Seller shall not be liable for any overdrafts that may thereby be created. Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branch. Buyer shall provide notice of change to the automated clearing-house originators relating to the Deposits.

            4.4 Direct Debit. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 4.2(i), Buyer will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Buyer. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of one hundred twenty (120) days following the Closing Date, Seller shall as soon as practicable, but in any event, no less than twice daily and no later than 8:00 A.M., local time, of each Business Day for same day settlement, and no later than 8:00 P.M., local time, of each Business Day for settlement on the following Business Day, forward to Buyer all direct debits on accounts constituting Deposits.

Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Transferred." Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branch. Buyer will provide notice of change to the automated clearing house originators of such direct debits.

            4.5 Escheatable Deposits. As soon as practicable after the Closing Date, Seller will deliver to Buyer a data processing record identifying all Escheatable Deposits that have been transferred to Buyer. Thereafter, Buyer shall be solely responsible for the proper reporting and transmission to the appropriate authority of such Escheatable Deposits. At the Closing, any Deposit accounts which shall theretofore have become escheatable under applicable law will have been reported and transmitted to the proper authorities by Seller or transferred from the Branch and shall be excluded from the Deposits for all purposes hereunder.

            4.6 Maintenance of Records. Through the Closing Date, Seller will maintain the Records relating to the Assets and Liabilities in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Buyer may request, at Buyer's expense, that Seller make such copies of and excerpts from the Records as Buyer may deem desirable. Seller agrees to make and deliver to Buyer such copies and excerpts as promptly as reasonably practicable. All Records, whether held by Buyer or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.

            4.7 Interest Reporting and Withholding. Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Buyer will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.

            (a) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Buyer and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Buyer timely to deliver such IRS notices required to be delivered following the Closing Date.

            (b) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Buyer will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received. Seller shall be responsible for, and shall hold Buyer harmless from, Losses, including any penalties and interest arising from any errors, acts or omissions to act, regarding Seller's withholding, reporting and other obligations under this Section 4.7.

            4.8 ATM/Debit Cards. Seller will provide Buyer with a list of ATM access/debit cards (including any point of-sale cards) issued by Seller to depositors of any Deposits, and a data processing record in the Seller's standard format containing all addresses therefor and all related information required to support an automated conversion, as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At or promptly after the Closing, Seller will provide Buyer with a revised data processing record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account constituting Deposits pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Buyer for any claims or losses that Buyer may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Buyer customers' PINs or algorithms or logic used to generate PINs. Buyer shall reissue ATM access/debit cards to depositors of any Deposits prior to the Closing Date, which cards shall be effective as of the Closing Date. Seller agrees to settle any and all ATM transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. Buyer and Seller agree to remit the total net balance of such transactions to Seller or Buyer, as the case may be, on the same date the transactions are settled.

            4.9 Data Processing Conversion for the Branch and Handling of Certain Items. The conversion of the data processing with respect to the Assets and Liabilities will be completed on March 15, 2002 unless otherwise agreed by the parties. Seller and Buyer agree to cooperate to facilitate the orderly transfer of data processing information.

            (a) As soon as practicable after the obtaining of the Regulatory Approvals and no later than 7 days prior to the Closing Date, Buyer shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller (which approval shall not be unreasonably withheld or delayed) requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Buyer for the purpose of effecting transactions with respect to such Transaction Accounts. The parties hereto shall use their best efforts to develop procedures which cause Seller's drafts against Transaction Accounts which are received after the Closing Date to be cleared through

Buyer's then-current clearing procedures. During the one hundred eighty (180) day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Buyer's then-current clearing procedures, Seller shall forward to Buyer on a same-day basis all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such one hundred eighty (180) day period, Seller shall cease forwarding drafts against Transaction Accounts.

            (b) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) days after the Closing ("Returned Items") will be handled as set forth herein. If Seller's bank account is charged for the Returned Item, Seller shall forward such Returned Item to Buyer. If upon Buyer's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit in the name of the party liable for such Returned Item, Buyer will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Buyer's failure to honor holds placed on such Deposit, Buyer shall repay the amount of the Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branch to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) days after the Closing will be the responsibility of Buyer, except that for a period of eighteen (18) months after the Closing checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities will be the responsibility of Seller.

            (c) Seller will pay Buyer for such portion of any overdraft created by Seller on an assumed Deposit on or prior to Closing, which is not recovered by Buyer within 90 days after Closing.

            (d) Promptly following the Closing, Seller will provide to its customers final statements, including interest payments/credits of Accrued Interest for all Transaction Accounts included in the assumed Deposits as of the Closing. Seller also will provide microfiche records of the final customer statements to Buyer for Buyer's use in responding to customer inquiries following the Closing. If Buyer is unable to resolve inquiries with reference to the Records available, then Seller shall promptly assist Buyer in obtaining information (such as photocopies, source of receipt, etc.) and if applicable, shall provide information directly from its own records, at Seller's cost, for routine matters. Seller also shall designate in writing appropriate persons for Buyer to contact so as to obtain information regarding customer inquiries, including, if applicable, relevant accounting information concerning the assumed Deposits.

            (e) Seller shall be responsible for assuring that Buyer receives conversion tapes which accurately reflect the status of the Deposit accounts and Loans and the parties agree to cooperate in all reasonable respects to ensure the orderly transfer of all data processing information.

            4.10 Information Regarding Mortgage Loans. As soon as practicable after the date hereof, Seller will provide to Buyer information regarding the Mortgage Loans, which information shall contain such fields as shall be reasonably necessary for Buyer to service the Mortgage Loans.

            4.11 Employee Training. Seller and Buyer shall cooperate in order to permit Buyer to train Seller's employees at the Branch who choose to accept employment with Buyer, and Seller shall, as scheduled by Buyer for reasonable periods of time and subject to Seller's reasonable approval, such that Seller's ongoing operations at the Branch shall not be materially disrupted, excuse such employees from their duties at the Branch for the purpose of training and orientation by Buyer.

            4.12 Post-Closing Servicing Arrangements. Seller and Buyer acknowledge that they desire to effect the conversion of data processing responsibility for the Branch on March 15, 2002.

            4.13 Notices to Obligors on Loans. Buyer shall no later than fifteen
(15) days prior to the Closing Date prepare and transmit, at Buyer's sole cost and expense, to each obligor on each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Loan will be transferred to Buyer and directing that payments be made after the Closing Date to Buyer at any address of Buyer specified by Buyer, with Buyer's name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, shall issue new notices or coupon books reflecting the name and address of Buyer as the person to whom and the place at which payments are to be made. To the extent that Buyer's notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Buyer's sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

            To the extent that any of the Loans transferred from Seller to Buyer involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. Section 2601 et seq.), Seller and Buyer will jointly coordinate any appropriate required customer notices.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            5.1 Corporate Organization and Authority. As of the date hereof, Seller is a bank, duly organized and validly existing in good standing under the laws of the State of California and has the requisite power and authority to conduct the business now being conducted at the Branch. As of the Closing Date, Seller will be a California banking corporation, duly organized and validly existing under the laws of the United States and will have the requisite power and authority to conduct the business now being conducted at the Branch. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would have a Material Adverse Effect. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business of the Branch as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

            5.3 Approvals and Consents. Other than the Regulatory Approvals or as otherwise disclosed in writing to Buyer by Seller prior to the date hereof, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby. Seller has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

            5.4 Litigation and Undisclosed Liabilities. Except as set forth in
Schedule 5.4, there are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Seller's knowledge, threatened against Seller or any Assets or Liabilities (whether or not accrued, contingent or otherwise) or to Seller's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Seller that, individually or in the aggregate, would have a Material Adverse Effect.

            5.5 Regulatory Matters. Except as previously disclosed in writing to Buyer, there are no pending, or to Seller's knowledge threatened, disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would have a Material Adverse Effect.

            (a) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval or impose a Burdensome Condition.

            5.6 Compliance With Laws. The banking business, other activities and premises of the Branch have been conducted or maintained in material compliance with all federal, state and local laws, regulations and ordinances applicable thereto.

            5.7 Loans. An accurate list of the Loans will be updated to include an accurate list of the Loans as of the date hereof and as of the Closing Date and will be delivered to

Buyer as soon as is reasonably practicable after the date hereof and after the Closing Date, respectively. With respect to each Loan:

                  (i) it represents the valid and legally binding obligation of the obligor(s) thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (ii) it (A) was originated or purchased by Seller, (B) to the extent secured is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable and has the priority reflected in Seller's records and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor;

                  (iii) it complied at the time the Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws, and regulations thereunder; and

                  (iv) the servicing practices of Seller used with respect to the Loan have been customary industry practices in all material respects.

            (a) Except as set forth herein above, Seller makes no representation or warranty of any kind to Buyer relating to the Loans and Seller shall have no responsibility for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any document, instrument or agreement in the loan file, including, without limitation, documents granting a security interest in any collateral relating to a Loan,
(ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any obligor, or (vi) any of the warranties set forth in Section 3-417 of the UCC.

            5.8 Financial and Deposit Data. To Seller's knowledge, all written financial, Deposit and Loan information regarding the Assets and Liabilities provided (or to be provided) to Buyer by Seller was (or will be) accurate in all material respects as of the date so provided.

            5.9 Records. The Records respecting the operations of the Branch and the Assets and Liabilities accurately reflect in all material respects the net book value of the Assets and Liabilities being transferred to Buyer hereunder. The Records include all information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.

            5.10 Deposits. Except as set forth in Schedule 5.10, all of the Deposit accounts have been administered and, to Seller's knowledge, originated, in compliance with the documents governing the relevant type of Deposit account and all applicable laws. At the time of Closing, none of the Deposit accounts will be required to be escheated at such time under applicable unclaimed property law. The Deposit accounts are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the current applicable maximum limits, and no action is pending or, to Seller's knowledge, threatened by the FDIC with respect to the termination of such insurance.

            5.11 Brokers' Fees. No broker has been employed by or on behalf of Seller in connection with the transactions contemplated by this Agreement.

            5.12 IRAs. Each IRA Account is listed in Schedule 5.12 hereto.

            5.13 Absence of Certain Changes, Etc. Seller's business at the Branch has been conducted only in accordance with Section 7.1 and there has not been any material transaction other than according to the ordinary and usual course of such business and there has not been (a) any change in the financial condition, properties, business or results of operations of the Branch, or any development or combination of developments of which management of the Seller has knowledge which, individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect other than changes in general economic conditions or changes in banking laws or regulations of general applicability or interpretations thereof, or (b) except as the parties may otherwise agree in writing, any material change by Seller in accounting principles, practices or methods that would affect the items reflected in the Draft Closing Statement or the Final Closing Statement, except as may be required by changes in applicable accounting principles.

            5.14 Assumed Deposit Liabilities. The Deposits are insured by the FDIC to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.

            5.15 Limitations on Representations and Warranties. Notwithstanding anything to the contrary contained herein Seller makes no representations or warranties to Buyer:

                  (i) As to whether, or the length of time during which, any Deposits will be maintained by the depositors with Buyer after the Closing Date; or

                  (ii) Except to the extent otherwise set forth in this Agreement, as to the creditworthiness, credit history or financial condition of any obligor;

in this Agreement or in any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby.

            (a) Except as specifically provided for in this Agreement, Seller disclaims and makes no representations or warranties whatsoever with respect to the Assets purchased or

Liabilities assumed by Buyer, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from Liens (in whole or in part) and disclaims any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated (orally or in writing), to Buyer in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice contained in any offering memorandum or which may have been provided to Buyer by any employee, officer, agent, stockholder or other representative of Seller in connection with the transactions contemplated hereby).

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            6.1 Corporate Organization and Authority. Buyer is a banking corporation duly organized and validly existing under the laws of the state of California. Buyer has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            6.2 No Conflicts. The execution, delivery and performance of this Agreement by Buyer does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Buyer is subject or under any agreement or instrument of Buyer, or to which Buyer is subject or by which Buyer is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would have a Material Adverse Effect.

            6.3 Approvals and Consents. Other than the Regulatory and Shareholder Approvals or as otherwise disclosed in writing to Seller by Buyer prior to the date hereof, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, the failure to make or obtain any or all of which, individually or in the aggregate, would have a Material Adverse Effect.

            6.4 Regulatory Matters. Except as previously disclosed in writing to Seller, there are no pending, or to Buyer's knowledge threatened, disputes or controversies between Buyer and any federal, state or local governmental agency or authority that, individually or in the aggregate, would have a Material Adverse Effect.

            (a) Neither Buyer nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval or impose a Burdensome Condition.

            (b) Buyer is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions, nor has Buyer been advised by any such agency or authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would have a Material Adverse Effect.

            (c) Buyer is, and on a pro forma basis giving effect to the P&A Transaction will be, (i) "well capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Buyer, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits or assets, and no such regulator has indicated that it will, condition any of the Regulatory Approvals upon an increase in Buyer's capital or compliance with any capital requirement, standard or ratio.

            (d) Buyer has no knowledge that it will be required to divest deposit liabilities, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

            6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Buyer's knowledge, threatened against Buyer, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Buyer's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Buyer that, individually or in the aggregate, would have a Material Adverse Effect.

            6.6 Continuing Operations. Buyer intends to continue to provide retail and business banking services, including commercial, industrial and agricultural lending, in the geographic area served by the Branch.

            6.7 Financing Available. Not later than the Closing Date, Buyer will have available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the P&A Transaction; and Buyer's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, except as specified in Section 3.2, obtaining specific financing therefor, the consent of any lender, or any other matter.

            6.8 Brokers' Fees. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

            7.1 Activity in the Ordinary Course. Until the close of business on the Closing Date (a) Seller shall conduct the business of the Branch (including, without limitation, filling open positions at the Branch) in the ordinary and usual course of business consistent with past practice and (b) Seller shall not, without the prior written consent of Buyer:

                  (i) Increase or agree to increase the salary, remuneration or compensation of any Branch Employee over that heretofore disclosed in writing to Buyer by Seller (or make any material increase or decrease in the number of such persons, or transfer such persons to or from the Branch) other than in accordance with Seller's existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Branch Employee other than regular bonuses granted in the ordinary course of Seller's business (which bonuses, in any event, shall be the responsibility of Seller);

                  (ii) Offer interest rates or terms on any category of deposits at the Branch except in a manner consistent with past practice and in any event, shall not allow the aggregate amount of certificates of deposit at the Branch in amounts of more than $100,000 to be materially increased over that heretofore disclosed to Buyer by Seller;

                  (iii) Transfer to or from the Branch to or from any of Seller's other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated in this Agreement, (B) upon the unsolicited request of a depositor or customer or
      (C) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

                  (iv) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business and in an immaterial aggregate amount;

                  (v) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Loan;

                  (vi) Except as permitted by this Section 7.1, take, or permit its Affiliates to take, any action (A) impairing Buyer's rights in any Deposit or Asset, (B) impairing in any way the ability of Buyer to collect upon any Loan, or (C) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Loan; or

                  (vii) Agree with, or commit to, any person to do any of the things described in clauses (i) through (vi) except as contemplated hereby.

            7.2 Access and Confidentiality. Until the Closing Date, Seller shall afford to Buyer and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files (including loan files and Transferred Employees' personnel files) and other information of or relating to the Assets and Liabilities. In addition, Seller will use reasonable efforts to arrange for Buyer to have reasonable access to similar information held by third parties, if any, for or on Seller's behalf. Buyer and Seller each will identify to the other, within ten (10) days after the date hereof, a selected group of their respective salaried personnel that shall constitute a "transition group" who will be available to Seller and Buyer, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Buyer's investigation of matters relating to the Assets and Liabilities. Seller shall cause other personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, for the same purposes. Seller shall furnish Buyer with such additional financial and operating data and other information about its business operations at the Branch as may be reasonably necessary for the orderly transfer of the Assets and Liabilities. Any investigation pursuant to this
Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller's business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary or desirable in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

            7.3 Regulatory Approvals. As soon as practicable after the date of this Agreement, Buyer and Seller shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Buyer and Seller shall use all reasonable efforts to obtain each such approval as promptly as reasonably practicable and, to the extent possible, in order to permit the Closing to occur not later than March 15, 2002. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any regulatory authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approvals, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby, such agreement not to be unreasonably withheld.

            7.4 Efforts to Consummate; Further Assurances. Buyer and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

            (a) Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Buyer the full legal and equitable title to the Assets.

            (b) Subject to Sections 4.3 and 4.4, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS "B" tapes that relates to such Deposits, to such employees of Buyer at such addresses as may from time to time be specified by Buyer in writing.

            7.5 Solicitation of Accounts. Until 18 months after the Closing Date, Seller agrees that it will not apply or otherwise seek to establish any de novo branch(es) in the geographic region(s) served by the Branch prior to Closing, or solicit deposits, loans or other business from or to persons or entities who were depositors or borrowers at the Branch on the date hereof by personal contact or by telephone, facsimile, mail or other similar means of solicitation, or in any other way except for general solicitations which are not directed primarily to persons or entities who were depositors at the Branch on the date hereof; provided that Seller may solicit customers who as of the Closing Date have existing accounts or loans (other than credit card and investment product accounts after the Closing Date) originating at branches or other offices of Seller or its Affiliates other than the Branch pursuant to solicitations which arise from their status as a customer at such other branches or offices. Without limiting the generality of the foregoing, this provision shall prohibit the solicitation of any customer covered by the first sentence of this Section 7.5 through telemarketing activities conducted without the use of any customer information generated through such customer's prior relationship with Seller or any other personal contact with customers not instigated by employees of Seller; provided that Seller shall be deemed to comply with its obligations under this Section 7.5 so long as it acts in good faith and takes commercially reasonable efforts to eliminate any such inappropriate solicitation.

            (a) Prior to the Closing Date, Buyer agrees that it will not attempt directly or indirectly to solicit Branch customers through advertising specifically referencing or targeted to such Branch customers nor transact its business in a way which would specifically induce such Branch customers to close any account and open accounts directly with Buyer or would otherwise result in a transfer of all or a portion of an existing account from Seller. Notwithstanding the foregoing sentence, Buyer and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such

Branch customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Branch customers through branch offices of Buyer, (iii) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

            7.6 Servicing Prior to Closing Date. With respect to each of the Loans from the date hereof until the Closing Date, Seller shall provide servicing of such Loans generally consistent with customary prudent industry servicing standards of services of similar loans. Further, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not (a) except as required by law or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any claims of any kind or character with respect to the Loans; or (c) amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

                                    ARTICLE 8

                           TAXES AND EMPLOYEE BENEFITS

            8.1 Tax Representations. Seller represents and warrants to Buyer that all Tax Returns with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branch, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all Taxes shown to be due on such Tax Returns have been or will be paid in full.

            8.2 Sales and Transfer Taxes. Except as set forth in Section 3.4, all excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be shared equally by Buyer and Seller.

            8.3 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Buyer with a list of any Deposits for which Seller has not received a properly completed Form W-8 and W-9 (or a substitute form meeting applicable requirements) or on which Seller is back-up withholding as of the Closing Date. Seller agrees to indemnify Buyer in an amount equal to any penalty and interest imposed upon Buyer by the IRS which Buyer is thereafter required to, and does, pay to the IRS where such penalty and interest arises out of actions taken or omitted to be taken by Buyer in reasonable reliance upon information provided under this Section 8.3, and such penalty and interest does not result from an act or omission of Buyer not made in reasonable reliance upon such information. The term "interest" for purposes of this Section 8.3 means interest accrued prior to the receipt by Buyer of a notice of penalty from the IRS regarding Forms W-8 or W-9 for the Deposits. Buyer shall timely notify Seller of such penalty notice prior to Buyer's payment of any penalty or interest. Seller has the right, at its own expense, to protest such penalty and interest. Buyer shall cooperate fully with respect to Seller's protest, including furnishing all relevant information, records, and documents.

            8.4 Payment of Amount Due under Article 8. Any payment by Seller to Buyer, or to Seller from Buyer, under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

            8.5 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:

            (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, or the Liabilities or payments in respect thereof;

            (b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets or the income therefrom, or the Liabilities or payments in respect thereof; and

            (c) The party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

            8.6 Transferred Employees. Buyer (i) shall offer employment to all Branch Employees (provided that Buyer shall not be obligated to offer employment to any such employees who have been on leave more than six months at the Closing
Date) and (ii) may, but shall not be obligated to, offer employment to any Branch-Related Employee following the receipt of all Regulatory Approvals (other than statutory waiting periods) and in any event at least twenty (20) days prior to the Closing Date upon the terms and conditions described below. Subject to the provisions of this Section 8.6, Transferred Employees will be subject to the employment terms, conditions and rules applicable to other employees of Buyer. Nothing contained in this Agreement shall be construed as an employment contract between Buyer and any Transferred Employees or create any rights as third party beneficiaries or otherwise on the part of any Transferred Employee. Buyer may, prior to the Closing Date, send a letter or memorandum to the Branch Employees and the Branch-Related Employees, which letter or memorandum may indicate Buyer's intention to offer employment to such individuals. Seller shall cooperate with Buyer in sending such a communication, including furnishing the business mailing addresses of such individuals to Buyer.

      (a) To the extent permitted under Buyer's 401(k) plan, Seller and Buyer shall cooperate in arranging for the transfer to Buyer's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(l) and 411(d)(6) of the Code, of those accounts held under Seller's 401(k) plan on behalf of Transferred Employees.

      (b) Buyer may interview Branch Employees and Branch-Related Employees during normal working hours. Buyer shall be solely responsible for any activity in connection with interviewing such Employees. Buyer indemnifies and holds Seller harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Buyer's acts or omissions in connection with said interviews.

      (c) Seller shall have the right to continue to employ after the Closing Date any Employee who is not a Transferred Employee, or to release any such Employee in its sole discretion.

      (d) Each Transferred Employee shall be provided employment subject to the following terms and conditions:

            (i) Transferred Employees' employment shall be probationary for the first 90 Days after Closing Date.

            (ii) Base salary rate shall be equivalent to the rate of base salary paid by Seller to such Transferred Employee as of the close of business on the day prior to the Closing Date.

            (iii) Except as specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer. Buyer shall provide such Transferred Employee with credit for the Transferred Employees' period of service with Seller towards the calculation of eligibility for such purposes as vacation, severance and other benefits and participation and vesting in Buyer's qualified pension or profit sharing plan, as such plans may exist (but, except as set forth in (v) below and for vacation, not for purpose of benefit accruals, including without limitation, funding of accrued pension or profit sharing plans for such Transferred Employee with respect to any period prior to the Closing Date).

            (iv) Each Transferred Employee shall be eligible to participate in the medical, dental or other welfare plans of Buyer, as such plans may exist, effective as of the Closing Date and any pre-existing conditions provisions of such plans shall be waived with respect to such Transferred Employee, provided that if Buyer's relevant health or disability insurance policy or plan has a pre-existing condition limitation and an Employee's condition is being excluded (as a pre-existing condition) under Seller's plan as of the Closing Date, Buyer may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller's plan under which such Employee would have been covered.

            (v) With respect to any Transferred Employee on a short-term disability or temporary leave of absence, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the Buyer's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefit in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee and, to the extent practicable as determined in good faith by Buyer, shall be offered by Buyer the same or a substantially equivalent position to his or her position with Seller prior to leave. For purposes of (I) above, the probationary period shall not commence until the end of Transferred Employees' short-term disability or temporary leave of absence.

            (e) Except as provided herein, Seller shall pay, discharge and be responsible for (i) all salary and wages, arising out of or relating to the employment of the Employees before the Closing Date and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller's employee benefit plans and employee programs prior to the Closing Date (but not including any future retiree medical benefits), including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date. Seller shall provide continuation health coverage under
Section 4980B(f) of the Code ("COBRA") for Branch Employees who do not become Transferred Employees and, to the extent required by COBRA, will provide to Branch Employees any notices required as a result of their qualifying termination of employment from Seller on or prior to the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date, including all claims for welfare benefit plans incurred on or after the Closing Date. Seller shall promptly inform Buyer of any Employee who resigns prior to the Closing Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred.

            (f) Seller agrees that, from and after the date hereof and for a period of 18 months after the Closing Date, neither Seller nor any of its Affiliates, nor any officer, director, employee or agent of Seller or any of its Affiliates, will, directly or indirectly, solicit to employ any of the Branch Employees up to the time of the Closing and any Transferred Employees after the Closing, so long as they are employed by Buyer, or directly or indirectly solicit or encourage any such Branch Employees up to the time of the Closing and any Transferred Employees after the Closing to not accept or to leave Buyer's employ (other than pursuant to general advertisements of employment in publications not specifically targeted at such Branch Employees or such Transferred Employees), in either case, without obtaining the prior written consent of Buyer. Seller agrees that from and after the date hereof for a period of 18 months after the Closing Date, Seller shall not hire any person who is as of the date hereof a Branch Employee of an officer level or who becomes a Transferred Employee of an officer level without the prior consent of the Buyer; provided, that from the date hereof through the Closing Date, Seller may employ any such employee who initiates a request for a transfer so long as the transfer would be out of the geographic region served by the Branch.

            8.7 Employees. Seller represents and warrants to Buyer as follows:
(i) none of the Branch Employees, to Seller's knowledge, is a member of any labor union; (ii) Seller is not a party to any individual contract, written or oral, express or implied, for the employment of any Branch Employee, and Seller is not subject to any collective bargaining arrangement with respect to Branch Employees; (iii) Seller's 401(k) Plan is in compliance in all material respects with applicable law; (iv) no liabilities exist or are reasonably expected to exist under any employee benefit plan of Seller that, individually or in the aggregate, would have a Material Adverse Effect; and (v) Seller has not entered into any individual agreement or otherwise made any individual commitment to any Branch Employee with respect to continued employment by Buyer.

            (a) Seller shall indemnify and hold Buyer harmless from and against any claims, losses, damages or expenses (including attorney's fees) suffered as a result of any failure to give any notice to its Branch Employees required by the Worker Adjustment and Retraining Notification Act (the "WARN Act"), provided such notice is required as a result of action by Seller prior to the Closing Date.

                                    ARTICLE 9

                              CONDITIONS TO CLOSING

            9.1 Conditions to Obligations of Buyer. Unless waived in writing by Buyer, the obligation of Buyer to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

            (a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated; provided, however, that no Regulatory Approval shall have imposed any condition or requirement (a "Burdensome Condition") that would, in Buyer's reasonable judgment, result in a Material Adverse Effect.

            (b) Shareholder Approval. Buyer shall have received approval of its shareholders ("Shareholder Approval") for the P & A Transaction.

            (c) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") which is in effect and prohibits or makes illegal the consummation of the P&A Transaction or would otherwise result in a Material Adverse Effect.

            (d) Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties relating to Assets and Liabilities transferred at the Closing Date shall only be made, and need only be true in all material respects, on and as of the Closing Date). Buyer shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller. Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Buyer shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller.

            9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

            (a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all statutory waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

            (b) Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Buyer. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Buyer.

                                   ARTICLE 10

                                   TERMINATION

            10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) By the mutual written agreement of Buyer and Seller;

            (b) By Seller or Buyer, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability arising out of or related to such breach;

            (c) By Seller or Buyer at any time after the denial or revocation of any Regulatory Approval or Shareholder Approval or by Buyer if any such approval has been obtained which contains a Burdensome Condition; or

            10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to
Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement or any liability of Seller hereunder.

                                   ARTICLE 11
                              WAIVER OF WARRANTIES

            11.1 AS-IS Sale; Waiver of Warranties. Except as set forth in Articles 5 and 8, Buyer expressly acknowledges that the Assets and Liabilities are being sold and accepted on an "AS-IS-WHERE-IS" basis, and are being accepted without any representation or warranty. As part of Buyer's agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-

IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE AGAINST THE SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE EXPRESSLY SET FORTH . SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLES 5 AND 8), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

                                   ARTICLE 12

                                  MISCELLANEOUS

            12.1 Survival. The parties' respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof, provided, however, that each of the representations and warranties of Seller relating to the Loans, shall survive the Closing Date for a period of one hundred eighty (180) days, and thereafter neither party may claim any damage for breach thereof.

            12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void. Seller further agrees not to sell, transfer or assign any of the Loans prior to the Closing Date.

            12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            12.4 Public Notice. Prior to the Closing Date, neither Buyer nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Buyer agrees that, without Seller's prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person, except as contemplated by this Agreement to its officers, directors, counsel, accountants or other agents. Each party may make such public disclosure as, in the opinion of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

            12.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

                 If to Seller, to:  California Bank & Trust
                                    11622 El Camino Real, Suite 200
                                    San Diego, CA  92130
                                    Attention: Peggy Standefer, Senior Counsel
                                    Fax: (858) 793-7438

                 If to Buyer, to:   Pacific State Bank
                                    1889 W. March Lane
                                    Stockton, CA
                                    Attention: Steven A. Rosso, President
                                    Fax: (209) 956-8896

                 With Copy to:      John W. Carr, Esq.
                                    Shapiro Buchman Provine Patton LLP
                                    1333 N. California Blvd., Suite 350
                                    Walnut Creek, CA  94596
                                    Fax: (925) 944-9701

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

            12.6 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

            12.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

            12.8 Entire Agreement; Amendments. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior understanding, oral or written, pertaining to any such matters which prior agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of that certain confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall survive Termination of this Agreement.

            (a) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

            12.9 Third Party Beneficiaries. Except as expressly provided for herein, this Agreement shall not benefit or create any right or cause of action in or on behalf of any persons other than Seller and Buyer.

            12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.11 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

            12.12 Consent to Jurisdiction; Waiver of Jury Trial; Attorneys' Fees. EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND, TO THE EXTENT IT LAWFULLY MAY DO SO, EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

            (a) EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS

SECTION HAVE BEEN FULLY CONSIDERED BY THE PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

            (b) In the event that any action shall be brought to interpret or enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to an award of its costs and fees, including without limitation, reasonable attorneys' fees.

            12.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                                        CALIFORNIA BANK & TRUST

                                        By           /s/ Allan Severson
                                          --------------------------------------
                                        Name:  Allan Severson
                                        Title: Director


                                        PACIFIC STATE BANK

                                        By           /s/ Steven Rosso
                                          --------------------------------------
                                        Name:  Steven Rosso
                                        Title: President